Exhibit (e)(3)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (this "Agreement") is made as of the 1st day of June, 2010, by and among ROCKY MOUNTAIN ADVISERS, LLC, an Alaska limited liability company, STEWART INVESTMENT ADVISERS, a Barbados international business corporation (collectively, the "Advisers"); WELLINGTON MANAGEMENT COMPANY LLP, a Massachusetts limited liability partnership (the "Sub-Adviser"); and FIRST OPPORTUNITY FUND, INC. a Maryland corporation (the "Fund").

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Investment Description; Appointment.  The Advisers have been authorized by the Board of Directors of the Fund to engage Sub-Adviser to assist in the management of the Fund's assets.  The Advisers desire to employ and hereby appoint the Sub-Adviser to act as investment sub-adviser with respect to the portion of the Fund's assets allocated to it for management by the Advisers as of the effective date of this Agreement for a period of no longer than two years (the "Designated Securities").  The Designated Securities are more fully described in “Exhibit A” attached hereto.  Sub-Adviser hereby accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

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Services as Sub-Adviser.  Subject to the supervision and direction of Advisers, the Sub-Adviser will act in accordance with the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may be from time to time amended, and manage the Designated Securities in accordance with the governing documents of the Fund and as directed from time to time by the Fund’s Board of Directors (the “Board”).  In managing the Designated Securities, the Sub-Adviser shall be responsible solely for determining whether the Fund shall hold or liquidate such securities, and for assisting the Advisers in gaining greater understanding of these securities to enable the Advisers to assume management of any remaining Designated Securities after the termination of this Agreement no later than two years from the effective date of this Agreement.  Once the Advisers provide identification of the Designated Securities to the Sub-Adviser, the Adviser will maintain limited supervisory authority over the Sub-Adviser with respect to such Designated Securities and the Sub-Adviser will have the sole discretion whether to sell or hold the Designated Securities; provided, however, that the Advisers shall assume sole responsibility for any proceeds received from the disposition of any Designated Security and may re-characterize any Designated Security such that the management of such security will become the sole responsibility of the Advisers to manage.  The Advisers, however, shall have no authority to add securities to the Designated Securities list after the effective date of this Agreement.   For purposes of clarity, the Sub-Adviser shall have no investment discretion over or otherwise affect the decision-making with respect to any portion of the Fund’s assets other than the Designated Securities and shall have no ability to participate in any decision by the Advisers to invest the Fund’s assets in, or withdraw the Fund’s assets from, any private investment companies managed or advised by the Sub-Adviser or any of its affiliates (each, a “ WHM Hedge Fund ”); provided, however, that the Sub-Adviser and/or its affiliates shall have the same authority to determine whether to accept any investment by the Fund on behalf of a WHM Hedge Fund or cause the Fund to withdraw from such WHM Hedge Fund applicable to any other investor in such WHM Hedge Fund pursuant to such WHM Hedge Fund’s governing documents.  The Advisers and the Fund are developing procedures to prevent the flow of information about prospective purchases and sales by the Advisers and the Sub-Adviser in their respective portions of the Fund (the “ Procedures ”).  Sub-Adviser agrees to comply with the Procedures with respect to 1) portfolio transactions by the Advisers and Sub-Adviser on behalf of the Fund and 2) transactions by the Sub-Adviser as the portfolio manager for any WHM Hedge Fund in which the Fund is an investor.

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Brokerage.  In executing transactions for the Designated Securities and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek the best overall terms available.  In assessing the best overall terms available for any Designated Securities transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.  In selecting brokers or dealers to execute any transaction and in evaluating the best overall terms available, the Sub-Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Designated Securities and/or other accounts over which the Sub-Adviser or any affiliate exercises investment discretion.

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Information Provided to the Advisers and the Fund.  The Sub-Adviser will use its best efforts to keep the Advisers and the Fund informed of developments materially affecting the Designated Securities, and will, on its own initiative, furnish the Advisers from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

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Standard of Care.  Sub-Adviser shall exercise its best judgment in rendering the services described herein.  The Sub-Adviser shall not be liable for any error of judgment or mistake of law or omission or any loss suffered by the Advisers or the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Advisers or the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct").  The Sub-Adviser will look to the Fund for indemnification with respect to, and the Fund will indemnify Sub-Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Sub-Adviser.  Indemnification shall be made only following (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Sub-Adviser was not liable by reason of disabling conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Sub-Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of the Directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Directors"), or (b) independent legal counsel in a written opinion.  The Sub-Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter to which it is seeking indemnification in the manner and to the fullest extent permissible under the law.  The Sub-Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.  In addition, at least one of the following additional conditions shall be met: (a) the Sub-Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of disinterested non-party Directors of the Fund, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Sub-Adviser will ultimately be found to be entitled to indemnification.

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Compensation.  In consideration of the services rendered pursuant to this Agreement, Advisers will pay the Sub-Adviser a monthly fee calculated at the annual rate of 1.125% of the Fund’s average net assets represented by the Designated Securities, based on the net assets on the last business day of each month, up to and including $150 Million; 1.00% of the Fund’s average month-end net assets represented by the Designated Securities in excess of $150 Million and up to and including $300 Million; and 0.875% of the Fund’s average month-end net assets represented by the Designated Securities in excess of $300 Million.   The fee payable to Sub-Adviser for any period shorter than a full calendar month shall be prorated according to the proportion that such payment bears to the full monthly payment.

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Expenses.

Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement.  The Fund will bear certain other expenses to be incurred in its operation, including investment advisory fees, taxes, interest, brokerage costs and commissions and stock exchange fees; fees of Directors of the Fund who are not also officers, directors or employees of Advisers; Securities and Exchange Commission fees, state Blue Sky qualification fees, charges of any custodian, any sub-custodians and transfer and dividend-paying agents, insurance premiums, outside auditing and legal expenses, costs of maintenance of the Fund's existence, membership fees in trade associations, stock exchange listing fees and expenses, litigation and other extraordinary or non-recurring expenses.

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Services to other Companies or Accounts.  The Advisers and the Fund understand that the Sub-Adviser now acts, or may act, in the future as investment adviser to fiduciary and other managed accounts or other trusts, or as investment adviser to one or more other investment companies, and the Adviser and the Fund have no objection to the Sub-Adviser so acting.  The Adviser and the Fund understand that the persons employed by Sub-Adviser to assist in the performance of the Sub-Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

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Term of Agreement.  This Agreement shall become effective as of June 1, 2010 (the "Effective Date") and shall continue for a two-year term and shall terminate at that time.  This Agreement is terminable by any party hereto, by the Board or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the respective party.  Any termination shall be without penalty and any notice of termination shall be deemed given when received by the addressee.

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No Assignment.  This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by any party hereto and will terminate automatically in the event of its assignment (as defined in the 1940 Act).  It may be amended by mutual agreement, in writing, by the parties hereto.

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Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto.

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Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

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Consent to Jurisdiction and Service of Process.  The Sub-Adviser irrevocably submits to the jurisdiction of any Colorado State or United States Federal court sitting in Colorado, over any suit, action or proceeding arising out of or relating to this Agreement.  The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment, provided that service of process is effected upon the Sub-Adviser in the manner specified in the following paragraph or as otherwise permitted by law.

Nothing in this section shall affect the right of the Fund or the Advisers to serve process in any manner permitted by law or limit the right of the Fund or the Advisers to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

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 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADVISERS:

ROCKY MOUNTAIN ADVISERS, LLC, an Alaska limited liability company

By: _______________________________________

Stephen C. Miller

Its:       President

STEWART INVESTMENT ADVISERS, a Barbados international business company

By:  ____________________________________

Glade Christensen

Its:

President

THE SUB-ADVISER:

WELLINGTON MANAGEMENT COMPANY, LLP, a Massachusetts limited liability partnership

By: /s/ Diane C. Nordin

 Its:

THE FUND:

FIRST OPPORTUNITY FUND, INC., a Maryland corporation

By: /s/ Carl D. Johns

Carl D. Johns

Its:

Vice President/CFO

EXHIBIT A

DESIGNATED SECURITIES

The Designated Securities shall be those securities held by the Fund on May 28, 2010, which were not identified to be contributed to the WHM Hedge Funds as of June 1, 2010, pursuant to the spreadsheet entitled FF AIK Transfer Preliminary List dated May 20, 2010.